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The following is a transcript of the H. J. Heinz Company town hall meeting held on June 16, 2006:

Moderator: Bill Johnson
June 16, 2006
3:30 am CT

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

  sales, earnings, and volume growth,
  general economic, political, and industry conditions,
  competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs, the ability to identify and anticipate and respond through innovation to consumer trends, the need for product recalls,
  the ability to maintain favorable supplier relationships,
  currency valuations and interest rate fluctuations,
  change in credit ratings,
  the ability to identify and complete and the timing, pricing and success of acquisitions, joint ventures, divestitures and other strategic initiatives, approval of acquisitions and divestitures by competition authorities, and satisfaction of other legal requirements, the ability to successfully complete cost reduction programs, the results of shareholder proposals,
  the ability to limit disruptions to the business resulting from the emphasis on three core categories and potential divestitures, the ability to effectively integrate acquired businesses, new product and packaging innovations, product mix,
  the effectiveness of advertising, marketing, and promotional programs, the ability to maintain sales growth while reducing spending on advertising, marketing and promotional programs, supply chain efficiency,
  cash flow initiatives,

  risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments, changes in estimates in critical accounting judgments and other laws and regulations, including tax laws, the success of tax planning strategies,
  the possibility of increased pension expense and contributions and other people-related costs, the possibility of an impairment in Heinz’s investments,
  and other factors described in “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Form 10-K for the fiscal year ended April 27, 2005.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

Man:

Morning everyone. I just want to make one housekeeping announcement before we start and that is could I kindly ask that you all turn off your mobile phones and blackberries before we start because we don’t want any interference on the global broadcast.

Thank you very much.

Man:	We’re just trying to synchronize with global webcast so we can start airing.

Ted Smyth:

Good morning ladies and gentlemen. My name is Ted Smyth and welcome to the first global town hall meeting broadcasting from Great Britain. It’s a beautiful morning here in England. The sun is shining. We’ve got a live audience of 300 here and many thousands listening in on our webcast. Don’t know how live they are. They were out celebrating rather late last night and some of them look like they had a few.

And I’m going to try and do my…

That was a very poor Irish imitation an honorary Englishman for the rest of the world cup of Peter Crouch doing his robot walk for those of you who aren’t here in the audience.

We’re delighted to be here for Bill to talk about the Heinz Superior Value and Growth Plan that we announced in New York on June 1. This was a plan that was extremely well received by Wall Street, by the investment community. And what it does is it builds on all of the great and exciting things that you folks around the world and here in the U.K. are doing to drive growth and to reduce costs. And what it rolls up to is a 10% increase in earnings per share in this fiscal year.

So it’s really great. Really exciting. And we’ll take questions that we’ve received from around the world after Bill speaks. But right now I’d like you to give a warm welcome to our Chairman, President, and CEO, Bill Johnson.

Bill Johnson:

Ted said to me do you want to do the robot or do you want to show the flag? And I said if I do the robot I’ll injure myself and Ted already injured himself I think.

Good morning. I noticed as I always when I come to the U.K. I keep telling you you’re the center of the Heinz universe. I noticed on the first slide up there we’ve now officially moved world headquarters to Hayes Park, which doesn’t surprise me in the least.

The other thing you’ll notice today once I open up is that you will see me very scripted. And the reason we’re very scripted is whatever we say today in the global webcast goes right to the Securities and Exchange Commission in the United States. Everything we say, every letter we send to you, every communication we make with you now has to be filed with the government because we’re in the middle of a proxy contest. So just keep that in perspective. Occasionally I’ll deviate but I won’t say anything very meaningful when I do.

It’s good to be back. This is – I was saying to Ted on the plane yesterday this is the longest period in my career of Heinz from the last trip to the U.K. to this trip. It’s been seven and a half months, which is the longest period of time not visiting the U.K. I think I’ve cancelled four trips.

In fact I was saying last night to the group between Art Winkleblack and myself we’ve cancelled over 100 meetings in the last three months since this process began as we’re spending probably 85% of our time with shareholders outside the office.

It’s been quite a learning experience. I’ve learned all sorts of things. Some very interesting things. Also learned that people around the world have different value systems. Particularly people you’re dealing with in a proxy contest. And those value systems do not mirror the value systems that we hold near and dear in this company. And that’s something all of you need to keep in mind as we go through this process.

Anyway I’d like to wish all of you good morning and all the employees around the world. I doubt if many people in the United States are up listening since it’s 4:00 am in the East. And 1:00 am on the West coast.

I’d also like to tell you when we get started here in London given that the Americans are not going to do very well in the World Cup I’ve now become an English fan. And I’m rooting for the English to win. In fact I watched the replay of the game last night until some ridiculous hour this morning. And was amazed when the English scored both their goals in the last seven minutes.

The thing that surprised me was I watched this and during the last 15 or 20 minutes of that game I think the English missed at least 5 or 6 direct shots. I have a son who was a very good soccer player when he went into college and actually played on a select American team that came to Europe and played one summer over here. so he turned me into quite a fan.

Now I must admit if I was in Zeist I’d tell them I was rooting for the Dutch so you know you just have to keep that in perspective since I’m live with you I don’t want to risk my life. I’m not with the Dutch. Sorry Roel. And so in that context I just will tell you I’m a big Anglophile and rooting for England.

It is a pleasure to be here. As I keep telling you this is not only our second largest business but in many ways the heart and soul of this corporation. And I think this town hall meeting is particularly timely to update you on the company’s plan for fiscal 2007 and 2008 and the goals we can and obviously now must hit going forward.

Fundamentally the plans in ’07 and ’08 build on the successes we’ve had over the last four years around most of the globe as we bring a lot of those successes and the learnings to the European market.

I will also briefly discuss the board of directors and the management team’s response to a plan from investor Nelson Peltz and his Cayman Island hedge fund. While we are respectful of and responsive to our shareholders the Peltz plan is unrealistic and if implemented would cripple this company. His proposed cost reductions and slate of five directors would in the unanimous view of our board of directors be detrimental to Heinz’s future and our shareholders. And as we filed our preliminary proxy yesterday we made it quite clear how we feel about this process.

Before I review the highlights of the plan developed by the board and management team I would like to recognize the new leadership team here in Europe. With Scott O’Hara who is a seasoned Gillette veteran at the helm. David Woodward coming into the U.K. with proven success in the U.K. Obviously Roel van Neerbos in Western Europe. Stefano Clini in Italy who is making a major impact in that business. The Italian business has turned around and is doing very well over the last three months.

Adam Dyszynski in Poland and Robin Walker in Russia continue to put up good numbers and are running the businesses well.

We have the management team and the strength now in Europe to deliver the results we need. Fundamentally in Europe the time for excuses is over. In fact, as I told the English team last night 30% of my own personal goal this year is predicated on the performance of the U.K. company. And the board recognizes the importance of the turnaround in the U.K. and has given me 30% of my own personal goal tied to this. So once we get through this proxy battle you’ll be seeing a lot of me since my pocketbook is very dependent on it.

The other thing I’d like to make is the point of is that Europe is important to this company. And we need to get it in its rightful place as a key contributor to the overall fortunes of Heinz.

Now let’s take a look at the plan for ’07 and ’08, which builds on the company’s progress and achievements over the last four years as I said. The plan focuses on three key strategies, which have been consistent with the strategies we’ve had in place since calendar year 2002. First reduce cost to improve margins. Second grow our core portfolio by growing what we own. And then third generating and using cash to deliver superior shareholder returns.

The plan is realistic. It is achievable. And it is responsibly aligned with our company’s earnings and cash flow unlike the plan from Mr. Peltz and his hedge fund. But it does depend on everyone delivering on their commitments and focusing on what matters and dispensing with what does not matter.

Significant cost reduction is central to our plan. We will reduce costs for SG&A, trade spending, and the supply chain. And as I announced on June 1 we are committing to $60 million in SG&A savings in fiscal 2007 with half the savings from headcount and salaries with many of those decisions already taken. A continuation of the things we did in fiscal year ’06.

Much of the work has already been done but we will continue to look for opportunities to simplify the company.

The other half will come from expanding our indirect procurement program and optimizing our U.S. distribution network where we have suffered some unfavorable variances in the last year as a result of fuel.

We have a huge opportunity in deals and allowances. I cannot overstate that. Our aim is to reduce worldwide D&A by approximately $150 million over the next two years on top of the $146 million we’ve achieved over the last four years. We know how to do this. It’s now a matter of execution and commitment.

We are using a road map for optimizing trade spend that was developed and successfully executed in our U.S. consumer products business, which has reduced its own trade spending by over 400 basis points over the last four years.

The supply chain continues to be an area of intense focus also. Further integration of our $6 billion global supply chain is underway. As a result we expect to achieve even greater efficiency and effectiveness with the focus on global procurement, continuous improvement, and plant rationalizations. Overall we expect $120 million in procurement savings in fiscal ’07 through improved global sourcing and best practice sharing across each of our 14 global purchasing teams.

One of the goals I set out when I became CEO was to try to improve global collaboration and we are finally making great progress in that area. The procurement savings are critical if we are to overcome the impact of high global oil prices and to provide much needed fuel for marketing.

Finally, and I know this is of interest to many of you here and listening, we plan to drive down manufacturing costs by exiting 15 plants in fiscal 2007 and we are evaluating plans to exit five more plants in fiscal 2008. Selling or closing the 15 plants will produce the majority of our expected employment reduction of approximately 2,700 positions this fiscal year and result in cost savings of at least $165 million. And I’ll come back in Q&A and address the specificity of what’s going to happen in Europe.

We expect to exit most of the plants through divestitures. Much of this process is already well underway. And our goal is to find buyers that will invest in these plants and maintain their employment.

Finally as we have more specific information on individual plants we’ll share it with you. And we’ll come back and talk more about this in the question and answer period.

Overall we expect these productivity initiatives combined with pricing and sales mix, a very important component of profit growth to deliver our planned 130 basis point improvement in gross margins this fiscal year.

The cost reductions are essential to growing our portfolio. There’s no question that new product launches and innovation in recipes and packaging are the key to growth coupled with increased spending on advertising, marketing, and research and development. We have a robust global pipeline of more than 100 product initiatives being launched this year with over 60 in the U.S. alone.

I will not go through the entire list but these new products range from beans on toast in New Zealand, as I’m sure you’ve all ready about here, to fridge fit ketchup in the United States and Ore Ida easy breakfast potatoes in the U.S. to name just a few.

We will also cater to the growing health and wellness trend with products like organic ketchup, multi-grain pasta, and the launch of Plasmon’s new line of health and wellness related infant foods. This is a big opportunity but under no circumstances can any of these products can we afford to sacrifice taste.

Our innovation focus will benefit from a double digit increase in R&D spend over the next two years on top of the double digit increases we’ve invested in R&D over the last two years. We will also increase consumer spending by $50 million in fiscal 2007 fueled by the productivity savings we just discussed. These funds will be spent selectively with 75% directed against our leading brands.

Additionally we will direct these funds against thoroughly researched and proven ideas. Spending does not create success. Ideas and innovation does. If you look at spending in this company over the last few years the three most successful companies in the corporation, Australia/New Zealand, Canada, and the United States have spent marketing at a 60% rate of what Europe has spent marketing and have driven sales two and a half times. It’s about ideas. It’s about innovation. And it’s about new product capabilities.

Further afield in our five emerging markets we expect to grow sales by more than 10% annually. We plan for Russia, India, China, Indonesia, and Poland to collectively represent almost one quarter of our sales growth this fiscal year. They will also generate positive economic profit and significant future upside.

The third leg of our strategy is built on leveraging our proven ability to drive cash flow and use it to deliver superior shareholder value. Cash flow will benefit from further improvements in working capital, continued discipline on capital spend and an optimized dividend payout policy.

To return more cash to shareholders the board recently approved an almost 17% increase or 20 cents per share in the annual dividend effective with the July payment. In addition, the board is authorized the repurchase of up to $1 billion of additional Heinz shares over the next two years on top of the $1 billion in share buybacks completed over the last two fiscal years.

Again, I think it’s important to note that what we’re doing in ’07 and ’08 is a continuation of the successful plans we’ve implemented over the last four years. And it’s particularly true when it relates to share repurchases and productivity savings.

In fiscal year 2007 and 2008 it is crucial that we deliver cash conversion cycle improvements of two to three days per year. Capital spending will remain within the range of two and a half to three percent of sales that we have successfully maintained during the last three years.

At the same time we are committed to pursuing highly strategic and transformative acquisitions like Lea and Perrins and HP in our core categories. We must capitalize on the great margins of Lea and Perrins and HP and grow those brands aggressively around the world.

The Lea and Perrins and HP acquisition in fiscal ’06 is the single largest acquisition in the history of the H.J. Heinz company. Much of that benefit will accrue to the English company. And we must drive those businesses hard. They have the highest margins of any brands in the organization next to ketchup and Plasmon.

So summarizing for fiscal 2007 our plans are designed to produce net sales growth of 3 to 4%. Operating income growth of approximately 8%. Growth of 10% or better in per share earnings. And operating cash flow of $800 million or better.

The bottom line is this, we reported solid financial results for fiscal 2006 and we have good momentum as we enter fiscal 2007. Thanks to your hard work and creativity over the past four years we have built a strong foundation for growth. We now have a sharply focused portfolio of value added products in three core categories. Ketchup and sauces, meals and snacks, and infant food. With a strong portfolio of leading brands and your continued efforts we can execute our plan to deliver superior value and growth.

Before I take your questions I’d like to say a few words about the alternate plan proposed by Nelson Peltz and his hedge fund. On May 24 the Heinz board of directors unanimously rejected the demand by Mr. Peltz and his Cayman Island hedge fund for representation on the Heinz board. After reviewing the Peltz plan the board concluded it set unrealistic targets that would be detrimental to this organization and the company.

The board noted that the Peltz plan would – for cutting SG&A and other expenses by $575 million would cripple Heinz. In essence to deliver the SG&A savings proposed by Mr. Peltz we would have to fire every single salaried worker in the entire corporation. In other words there would be nobody here anywhere in this company, which makes it very difficult to get things done.

Additionally if elected the group would wrest control of 40% of the board seats even though the hedge fund owns slightly more than just 5% of Heinz shares. The board determined that the Peltz nominees failed to meet the company’s qualifications and standards for directorship or independence.

The board noted that each of the Peltz nominees is either a personal friend, employee, or relative of his raising substantial concerns that if elected the

Peltz nominees would represent his interests and the interest of his hedge fund not the interests of Heinz shareholders as a whole.

I’m proud to say that at Heinz corporate governance matters. Our board is highly professional, diverse, and independent. And our current directors represent all shareholders including Mr. Peltz not just a few. In fact institutional shareholder services, which is the rating institution in the United States that reviews corporate governance, ranks Heinz as number one in the food, tobacco, and beverage group and in the top ten of all Standard and Poor’s 500 companies in terms of corporate governance.

On the other hand Triarc companies where Mr. Peltz is Chairman and CEO has a poor corporate governance record ranking near the bottom of the S&P 600 according to institutional shareholder services.

The bottom line is this, Heinz strongly believes that electing Nelson Peltz and his other nominees to our board would damage the company and disrupt our ability to implement our superior value and growth plan. Our plan is realistic and it’s achievable. With your continued support and dedication and the strong support of our board, I believe that our superior value and growth plan will deliver in fiscal 2007 and 2008.

So thank you for participating in this important and historic town hall meeting at this critical juncture in our company’s history. I look forward now to taking questions, which Ted has in his hot little hand. So thank you.

On June 15, 2006, Heinz filed a preliminary proxy statement in connection with its 2006 annual meeting of shareholders. Prior to the annual meeting, Heinz will furnish a definitive proxy statement to its shareholders, together with a WHITE proxy card. Heinz shareholders are strongly advised to read Heinz’s proxy statement as it contains important information. Shareholders may obtain Heinz’s preliminary proxy statement, any amendments or supplements to the proxy statement and other documents filed by Heinz with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the definitive proxy statement and any amendments and supplements to the definitive proxy statement will also be available for free at Heinz’s Internet website at www.heinz.com or by writing to H. J. Heinz Company, World Headquarters, 600 Grant Street, Pittsburgh, Pennsylvania 15219. In addition, copies of Heinz’s proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Heinz’s shareholders is available in Heinz’s preliminary proxy statement filed with the Securities and Exchange Commission on June 15, 2006.